EXHIBIT 21

                        LIST OF SIGNIFICANT SUBSIDIARIES

NAME OF SUBSIDIARY                                  JURISDICTION OF ORGANIZATION

China E.com Information Technology Ltd.             China
IMOT Information Technology (Shenzhen) Ltd.         China
Shanghai Newray Photographic Equipment Co. Ltd.     China
Golden Anke Technology Ltd.
  (Acquired on August 10, 2004)                     China



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